Exhibit 4.1

IDEX CORPORATION
€81,000,000
2.58% Series 2010 Senior Notes due June 9, 2015

MASTER NOTE PURCHASE AGREEMENT

Dated June 9, 2010

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TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 8.6	—	Initial Swap Agreements

Schedule 9.8	—	Existing Liens

Exhibit 1.1	—	Form of 2.58% Series 2010 Senior Note due June 9, 2015

Exhibit 1.2	—	Form of Supplement

Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

IDEX CORPORATION
630 Dundee Road, Suite 400
Northbrook, Illinois 60062
€81,000,000 2.58% Series 2010 Senior Notes due June 9, 2015
June 9, 2010
To Each of The Purchasers Listed in
Schedule A Hereto:
Ladies and Gentlemen:
     IDEX CORPORATION, a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:
1. AUTHORIZATION OF NOTES.
     1.1. Description of Notes to be Issued.
     The Company will authorize the issue and sale of €81,000,000 aggregate principal amount of its 2.58% Series 2010 Senior Notes due June 9, 2015 (the “2010 Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The 2010 Notes shall be substantially in the form set out in Exhibit 1.1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     1.2. Additional Series of Notes.
     In addition to the issuance and sale of the 2010 Notes, the Company may from time to time issue and sell one or more additional Series of notes (the “Additional Notes” and together with the 2010 Notes, the “Notes,” such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement) pursuant to this Agreement, provided that the aggregate principal amount of all Notes issued pursuant to this Agreement that may be outstanding at any time shall not exceed $750,000,000 (or its U.S. Dollar Equivalent). Each Series of Additional Notes will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit 1.2, and will be subject to the following terms and conditions:
     (a) the designation of each Series of Additional Notes shall distinguish such Series from the Notes of all other Series;
     (b) each Series of Additional Notes may consist of different and separate tranches and may differ as to currency, outstanding principal amounts, maturity dates,

interest rates, make-whole amounts, if any, and price and terms of redemption or payment prior to maturity;
     (c) all Notes issued under this Agreement, including pursuant to any Supplement, shall rank pari passu with each other;
     (d) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory or optional prepayments, if any, on the dates and with the make-whole amounts, if any, as are provided in the Supplement under which such Additional Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplement;
     (e) any additional or more restrictive covenants, Events of Default, rights (including, without limitation, any additional put rights) or similar provisions that are added by a Supplement for the benefit of the Series of Notes to be issued pursuant to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides, so long as the Notes outstanding under such Supplement remain outstanding (an “Incorporated Provision”); and
     (f) except to the extent provided in foregoing clause (d), all of the provisions of this Agreement shall apply to all Additional Notes.
2. SALE AND PURCHASE OF NOTES.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, 2010 Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
3. CLOSING.
     The sale and purchase of the 2010 Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, One State Street, Hartford, CT 06103, at 10:00 a.m., local time, at a closing (the “Closing”) on June 9, 2010. At the Closing the Company will deliver to each Purchaser the 2010 Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of 2010 Notes in denominations of at least €100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account entitled “IDEX Europe Investment B.V.”, account number 667096892 at JPMorgan Chase Bank, N.A., Atrium Building Floor 1, Strawinskylaan 3035, 1077 ZX Amsterdam, The Netherlands, SWIFT Code: CHASNL2X, IBAN: NL50 CHAS 0667 0968 92. If at the Closing the Company shall fail to tender such 2010 Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
4. CONDITIONS TO CLOSING.
     Each Purchaser’s obligation to purchase and pay for the 2010 Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     4.1. Representations and Warranties.
     The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.
     4.2. Performance; No Default.
     The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the 2010 Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1 through and including 10.5 had such Sections applied since such date.
     4.3. Compliance Certificates.
     (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
     (b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the 2010 Notes and this Agreement.
     4.4. Opinions of Counsel.
     Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Latham & Watkins LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

     4.5. Purchase Permitted By Applicable Law, Etc.
     On the date of the Closing such Purchaser’s purchase of 2010 Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     4.6. Sale of Other 2010 Notes.
     Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the 2010 Notes to be purchased by it at the Closing as specified in Schedule A.
     4.7. Payment of Special Counsel Fees.
     Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
     4.8. Private Placement Number.
     A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the 2010 Notes.
     4.9. Changes in Corporate Structure.
     The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     4.10. Funding Instructions.
     At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the 2010 Notes is to be deposited.

     4.11. Proceedings and Documents.
     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.,
     The Company represents and warrants to each Purchaser that:
     5.1. Organization; Power and Authority.
     The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the 2010 Notes and to perform the provisions hereof and thereof.
     5.2. Authorization, Etc.
     This Agreement and the 2010 Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     5.3. Disclosure.
     The Company, through its agents J.P. Morgan Securities, Inc. and Wells Fargo Securities, LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated April 2010 (the "Memorandum”), relating to the transactions contemplated hereby. The Memorandum and the documents and financial statements listed on Schedule 5.3 fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum and the documents and financial statements listed on Schedule 5.3 (being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2009, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.
     Except as disclosed in the Disclosure Documents or on Schedule 5.4, the Company has no significant subsidiaries (as such term is used in Item 601 of Regulation S-K under the Securities Act). As of the date of this agreement, all of the issued and outstanding shares of capital stock of each of such subsidiaries are owned directly or indirectly through Wholly-Owned Subsidiaries by the Company and all of such shares have been duly and validly authorized and issued and are fully paid and non-assessable and no party has a right to acquire such capital stock and there are no outstanding subscriptions, options, warrants, commitments, convertible securities, preemptive rights or other rights exercisable or exchangeable for or convertible into such capital stock.
     5.5. Financial Statements; Material Liabilities.
     The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).
     5.6. Compliance with Laws, Other Instruments, Etc.
     The execution, delivery and performance by the Company of this Agreement and the 2010 Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary; in each case under clauses (b) and (c), other than as could not reasonably be expected to result in a Material Adverse Effect.
     5.7. Governmental Authorizations, Etc.
     No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the 2010 Notes.

     5.8. Litigation; Observance of Agreements, Statutes and Orders.
     (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.9. Taxes.
     The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.
     5.10. Title to Property; Leases.
     The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     5.11. Licenses, Permits, Etc.
     (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
     (b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise,

authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
     (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
     5.12. Compliance with ERISA.
     (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.
     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $10,000,000 in the case of any single Plan and by more than $12,500,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
     (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
     (d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with FASB ASC 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
     (e) The execution and delivery of this Agreement and the issuance and sale of the 2010 Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
     5.13. Private Offering by the Company.
     Neither the Company nor anyone acting on its behalf has offered the 2010 Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 35 other Institutional Investors (as defined in clause (c) to the definition of such term), each of which has been offered the 2010 Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the 2010 Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     5.14. Use of Proceeds; Margin Regulations.
     The Company will apply the proceeds of the sale of the 2010 Notes as set forth in the Section entitled “Proposed Offering” in the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     5.15. Existing Indebtedness; Future Liens
     (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries (excluding (x) Indebtedness owing by any Subsidiary to another Subsidiary or to the Company and (y) for the avoidance of doubt, any operating lease obligations) as of June 4, 2010 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty Obligations thereof, if any) the outstanding principal amount of which exceeds $1,500,000 (or its equivalent in other currencies), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. The aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries not set forth on Schedule 5.15 does not exceed $15,000,000 (or its equivalent in other currencies). Neither the Company nor any

Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary the outstanding principal amount of which exceeds $10,000,000 and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that would require the Notes to be equally and ratably secured pursuant to Section 9.8.
     (c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.
     5.16. Foreign Assets Control Regulations, Etc.
     (a) Absence of Foreign or Enemy Status. Neither the Company nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Company nor any Subsidiary is in violation of (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, (“IEEPA”) as amended, or any executive orders, proclamations or regulations issued pursuant thereto, or any of the foreign assets control regulations of the United States Department of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act of 1996 (Pub.L. 104-114, 110 Stat. 785 (1996)), as amended, or (iii) the USA Patriot Act, except that the Company has voluntarily self-disclosed a certain limited number of past events under the Export Administration Regulations (15 C.F.R. 730 et seq.) which are in effect under IEEPA. Such events, however, could not reasonably be expected to result in a Material Adverse Effect. None of the holders of 2010 Notes solely as a result of purchasing, holding, receiving any payment or exercising any rights in respect of, any 2010 Note, will be in violation of, and neither the issuance and sale of the 2010 Notes by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate (i) the Trading with the Enemy Act, as amended, IEEPA, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, or any of the foreign assets control regulations of the United States Department of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act of 1996 (Pub.L. 104-114, 110 Stat. 785 (1996)), as amended, or (iii) the USA Patriot Act, and none of such violations by the Company or any Subsidiary described in the preceding sentence will result in any violation of law by, or in any liability to, any holder of 2010 Notes.
     (b) Blocked Persons List and Anti-Terrorism Order. Neither the Company nor any Subsidiary (i) is a Person designated as a “Specially Designated National” or “Blocked Person” in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or so designated in Section 1 of United States Executive Order 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended (the “Anti-Terrorism Order”), or (ii) has any investments in, or engage in any dealings or transactions with, any Identified Person where such investments, dealings or transactions would cause the purchase, holding, or receipt of any payment or exercise of any rights in respect of, any 2010 Note by the holder thereof to be in violation of any of the laws or regulations identified in clause (a) or (b) of this Section 5.16.
     (c) No part of the proceeds from the sale of the 2010 Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     5.17. Status under Certain Statutes.
     Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     5.18. Environmental Matters.
     (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
     (b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
     (c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
     (d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
     5.19. Ranking of Obligations.
     The Company’s payment obligations under this Agreement and the 2010 Notes will, upon issuance of the 2010 Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.
6. REPRESENTATIONS OF THE PURCHASERS.
     6.1. Purchase for Investment.
     Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
     6.2. Source of Funds.
     Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
7. INFORMATION AS TO COMPANY.
     7.1. Financial and Business Information.
     The Company shall deliver to each holder of Notes that is an Institutional Investor:
     (a) Quarterly Statements — within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.idexcorp.com) (such availability thereof being referred to as “Electronic Delivery”);
     (b) Annual Statements — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by
     (A) an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and
     (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any and when filed, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountants’ certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;
     (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the

Company or any Subsidiary to the public concerning developments that are Material; provided, that the Company shall be deemed to have made such delivery of the items listed in clauses (i) and (ii) if it shall have timely made Electronic Delivery thereof;
     (d) Notice of Default or Event of Default — promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters — promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
     (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
     (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or
     (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
     (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
     (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.
7.2. Officer’s Certificate.
     Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.5 through Section 10.8, inclusive, and each Incorporated Provision, if applicable, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law that constituted or constitutes an Event of Default), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
     7.3. Visitation.
     The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld, and in the presence of the Company if the Company shall so request) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing upon reasonable notice; and

     (b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and, in the presence of the Company if the Company shall so request, independent public accountants (and by this provision the Company authorizes said accountants, in the presence of the Company if the Company shall so request, to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to the Company.
8. PAYMENT AND PREPAYMENT OF THE NOTES.
     8.1. Maturity.
     As provided therein, the entire unpaid principal balance of the 2010 Notes shall be due and payable on the stated maturity date thereof.
     8.2. Optional Prepayments with Make-Whole Amount.
     The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding (and in the case of a partial prepayment of the Notes, the aggregate principal amount of the Notes then outstanding shall be determined, for any portion of such prepayment to be made in GBP or Euros, by reference to the U.S. Dollar Equivalent thereof on the second Business Day preceding such prepayment date), at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Notwithstanding the above or anything in Section 8.4, if any Note being prepaid is a Swapped Note and a Calculation Statement would be required in order to determine the Make Whole Amount or Net Loss or Net Gain payable in connection with the prepayment of such Swapped Note, the Company will not be required to (i) deliver any certificate or (ii) make any payment to a holder of a Swapped Note, in each case, until one Business Day after a Calculation Statement has been delivered to the Company by such holder of such Swapped Note.

     8.3. Allocation of Partial Prepayments.
     In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment which shall be determined, for any portion of such prepayment to be made in GBP or Euros, by reference to the U.S. Dollar Equivalent, without regard to Series.
     8.4. Maturity; Surrender, Etc.
     In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     8.5. Purchase of Notes.
     The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     8.6. Make-Whole Amount.
     (a) Make-Whole Amount with respect to Non-Swapped Notes. The term “Make-Whole Amount” means, with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount with respect to any Non-Swapped Note, the following terms have the following meanings:
     “Called Principal” means the principal of such Non-Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of such Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Note is payable) equal to the applicable Reinvestment Yield with respect to such Called Principal.
     “Non-Swapped Note” means any Note of any Series other than a Swapped Note.
     “Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by the Required Holders.
     “Reinvestment Yield” means, with respect to the Called Principal of any Non-Swapped Note, in the case of any prepayment of such Non-Swapped Notes pursuant to Section 8.2, or in the case of the acceleration of such Non-Swapped Notes pursuant to Section 12.1, (i) with respect to Notes denominated in Euros, 0.50% plus the yield to maturity implied by (A) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#DEBMK” on the Reuters Screen (or such other display as may replace “Page 0#DEBMK” on the Reuters Screen) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (B) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (1) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (2) interpolating linearly between (x) the benchmark German Bund with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (y) the benchmark German Bund with the maturity closest to and less than the Remaining Average Life of such Called Principal, and (ii) with respect to Non-Swapped Notes denominated in U.S. Dollars or GBP the Reinvestment Yield, as set forth in the applicable Supplement with respect to such Non-Swapped Notes. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which an interest payment is due to be made under the terms of such Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such

Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     (b) Make-Whole Amount with respect to Swapped Notes. The term “Make-Whole Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that the Make-Whole Amount may in no event be less than zero. All payments of Make-Whole Amount in respect of any Swapped Note shall be made in U.S. Dollars. For the purposes of determining the Make-Whole Amount, Net Loss, Net Gain or Swap Breakage Amount with respect to any Swapped Note, the following terms have the following meanings:
     “New Swap Agreement” means any cross-currency swap agreement pursuant to which the holder of a Swapped Note is to receive payment in U.S. Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason other than a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note.
     “Original Swap Agreement” means, with respect to any Swapped Note, (i) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the holder of such Swapped Note is to receive payments from the counterparty thereunder in U.S. Dollars and which is more particularly described on Schedule 8.6 hereto, (ii) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (iii) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note covered by the Initial Swap Agreement or Replacement Swap Agreement, as the case may be, that is being replaced by such Replacement Swap Agreement following a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company a copy of the confirmation, assumption or termination related thereto.
     “Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.
     “Swapped Note” means any Note of any Series that as of the date of the Closing is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” at such time as the related Swap Agreement ceases to be in force in respect thereof.
     “Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in U.S. Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date, provided that if such Swap Agreement is not an Initial Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in U.S. Dollars which would have been due to the holder of such Swapped Note under the terms of the Initial Swap Agreement to which such holder was a party (or if such holder was never party to an Initial Swap Agreement, then the last Initial Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date.
     “Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

     “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, 0.50% plus the yield to maturity implied by (i) the yields reported, as of 10.00 A.M. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on the Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in U.S. Federal Reserve Statistical Release H.15 (or any comparable successor publication) for applicable U.S. Treasury securities having a constant maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date.
     In the case of each determination under clause (i) or (ii), as the case may be, of the preceding paragraph such implied yield will be determined, if necessary, by (A) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Swapped Note.
     “Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Swapped Note Called Notional Amount into (ii) the sum of the products obtained by multiplying (A) the principal component of each Swapped Note Remaining Scheduled Swap Payments with respect to such Swapped Note Called Notional Amount by (B) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Payments.
     “Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in U.S. Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date in respect of such

Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 8.2 or Section 12.1.
     “Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     8.7. Swap Breakage.
     If any Swapped Note is prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, then (a) any resulting Net Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in U.S. Dollars within one Business Day following the receipt of a Calculation Statement by the Company upon any such prepayment or repayment of such Swapped Note and (b) any resulting Net Gain in connection therewith shall be deducted (i) from the Make-Whole Amount, if any, or any principal or interest to be paid to the holder of such Swapped Note by the Company upon any such prepayment of such Swapped Note pursuant to Section 8.2, or (ii) from the Make-Whole Amount, if any, to be paid to the holder of such Swapped Note by the Company upon any such repayment of such Swapped Note pursuant to Section 12.1, provided that, in either case, the Make-Whole Amount in respect of such Swapped Note may in no event be less than zero. Each holder of a Swapped Note shall be responsible for calculating its own Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in U.S. Dollars upon the prepayment or repayment of all or any portion of such Swapped Note or such Swapped Notes becoming or being declared immediately due and payable pursuant to Section 12.1, and such calculations as reported to the Company in reasonable detail (including any quotations, market data or information from internal sources used in making such calculations and the amounts, if any, paid, payable, received or to be received by such holder under the Swap Agreement as a result of the early termination thereof) shall be binding on the Company absent demonstrable error (the “Calculation Statement”).
     As used in this Section 8.7 with respect to any Swapped Note that is prepaid or accelerated: “Net Loss” means the amount, if any, by which the Swapped Note Called Notional Amount exceeds the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by the holder of such Swapped Note; and “Net Gain” means the amount, if any, by which the Swapped Note Called Notional Amount is exceeded by the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by such holder. For purposes of any determination of any “Net Loss” or “Net Gain,” the Swapped Note Called Principal shall be determined by the holder of the affected Swapped Note by converting Euros into U.S. Dollars at the current Euros/U.S. Dollar exchange rate, as determined as of 10:00

A.M. (New York City time) on the day such Swapped Note is prepaid or accelerated as indicated on the applicable screen of Bloomberg Financial Markets and any such calculation shall be reported to the Company in reasonable detail and shall be binding on the Company absent demonstrable error.
     As used in this Section 8.7, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, in determining the Net Loss or Net Gain, the U.S. Dollar amount that would be received (in which case the Swap Breakage Amount shall be positive) or paid (in which case the Swap Breakage Amount shall be negative) by the holder of such Swapped Note as if such Swap Agreement had terminated on the Swapped Note Settlement Date due to the occurrence of an event of default or an early termination under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”); provided, however, that if such holder (or its predecessor in interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the gain or loss (if any) which would have been received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and which would have arisen as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date and (y) the gain or loss (if any) actually received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note, in connection with the payment of such Swapped Note Called Principal on the Swapped Note Settlement Date, under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party; provided further, however, that if a holder of a Note (or its predecessor in interest with respect to such Note) was, but is not at the time, a party to a Swap Agreement in respect of such Note (or any portion thereof), then the Swap Breakage Amount (and the Net Gain) with respect to such Note (or portion thereof) shall mean the gain (if any) which was received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Note under the terms of its Swap Agreement in respect of such Note (or portion thereof) to which such holder (or any affiliate thereof) was a party and which arose as a result of the termination of such Swap Agreement by such holder (or any affiliate thereof). The holder of such Swapped Note or previously-swapped Note will make all calculations related to the Swap Breakage Amount in good faith and in accordance with its customary practices for calculating such amounts under the ISDA Master Agreement pursuant to which such Swap Agreement shall have been entered into and assuming for the purpose of such calculation that there are no other transactions entered into pursuant to such ISDA Master Agreement (other than such Swap Agreement).
     The Swap Breakage Amount shall be payable in U.S. Dollars.
     8.8. Prepayment of Notes Upon Change of Control.
     (a) Notice of Change of Control or Control Event; Offer to Prepay if Change of Control Has Occurred. The Company will, within 5 Business Days after any

Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or Control Event to each holder of Notes. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (b) of this Section 8.8 and shall be accompanied by the certificate described in paragraph (e) of this Section 8.8.
     (b) Offer to Prepay; Time for Payment. The offer to prepay Notes contemplated by paragraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, of the Notes held by each holder (in the case of this Section 8.8(b) only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by paragraph (a) of this Section 8.8, such date shall not be less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in the offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).
     (c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company at least 5 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute a rejection of such offer by such holder.
     (d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date.
     (e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.8, (iii) that the entire principal amount of each Note is offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.8 required to be fulfilled prior to the giving of such notice have been fulfilled and (vi) in reasonable detail, the nature and date of the Change of Control.
     8.9. Prepayment in Connection with a Disposition.
     (a) Notice and Offer. In the event any Debt Prepayment Application is to be used to make an offer (a “Transfer Prepayment Offer”) to prepay Notes pursuant to Section 10.5 of this Agreement (a “Debt Prepayment Transfer”), the Company will give written notice of such Debt Prepayment Transfer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the net proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Transfer Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date. If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the thirtieth (30th) day after the date of such notice.
     (b) Acceptance and Payment. To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company at least 5 days prior to the Transfer Prepayment Date, provided, that failure to accept such offer in writing within such time period shall be deemed to constitute a rejection of the Transfer Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s Ratable Portion of the net proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date determined as of the date of such prepayment.
     (c) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.9 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Transfer Prepayment Date, (ii) the net proceeds in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to Section 8.9 and Section 10.5 of this Agreement, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Transfer Prepayment Date and (vi) in reasonable detail, the nature of the Disposition giving rise to such Debt Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.
     (d) Notice Concerning Status of Holders of Notes. Promptly after each Transfer Prepayment Date and the making of all prepayments contemplated on such Transfer Prepayment Date under this Section 8.9 (and, in any event, within thirty (30) days thereafter), the Company shall deliver to each holder of Notes a certificate signed by a Senior Financial Officer of the Company containing a list of the then current holders of Notes (together with their addresses) and setting forth as to each such holder the outstanding principal amount of Notes held by such holder at such time.
9. AFFIRMATIVE COVENANTS.
     The Company covenants that so long as any of the Notes are outstanding:
     9.1. Compliance with Law.
     Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     9.2. Insurance.
     The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
     9.3. Maintenance of Properties.
     The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     9.4. Payment of Taxes and Claims.
     The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     9.5. Corporate Existence, Etc.
     Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.5, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
     9.6. Books and Records.
     The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
     9.7. Ranking of Obligations.
     The Company will ensure that its payment obligations under this Agreement and the Notes will at times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Indebtedness of the Company.
     9.8. Liens.
     In the event that the Company or any Subsidiary creates, incurs, assumes or suffers to exist, directly or indirectly, any Lien on its properties or assets, including capital stock, whether now owned or hereafter acquired, the Company will contemporaneously make effective a provision pursuant to which the Notes are equally and ratably secured by all property subject to such Lien for so long as such other obligations secured thereby are so secured, in each case pursuant to documentation in form and substance consistent with the documentation creating such Lien and sufficient to create an equivalent Lien for the benefit of the holders of the Notes; provided that the foregoing requirement shall not apply to:
     (a) Permitted Encumbrances;
     (b) Liens existing on property or assets of the Company or any Subsidiary as of the date of this Agreement that are described in Schedule 9.8;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date of this Agreement prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

     (d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred to acquire, construct or improve such asset and are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring constructing or improving such fixed or capital assets, and (iii) such Liens do not apply to any other property or assets of the Company or any Subsidiary;
     (e) any Lien renewing, extending or replacing any Lien permitted by paragraphs (b), (c) or (d) of this Section 9.8, provided that (i) the principal amount of Indebtedness so secured and then outstanding is not increased, (ii) the Lien is not extended to other property of the Company or such Subsidiary and (iii) the Indebtedness secured thereby is permitted hereunder;
     (f) Liens securing Intercompany Indebtedness;
     (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;
     (h) Liens securing reimbursement obligations for letters of credit which encumber only goods and rights related thereto, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;
     (i) Liens that secure the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
     (j) any attachment or judgment Lien with respect to judgments which do not constitute an Event of Default;
     (k) Liens consisting of pledges of cash collateral or government securities, to secure on a mark-to-market basis the Swap Termination Value of Permitted Swap Obligations (including customary netting arrangements therein) only, provided that (i) the counterparty to any Swap Contract relating to such Permitted Swap Obligations is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis and (ii) the aggregate value of such collateral so pledged by the Company and the Subsidiaries together in favor of (x) any counterparty does not at any time exceed $10,000,000 and (y) all counterparties does not at any time exceed $25,000,000; and

     (l) Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (k) of this Section 9.8, provided that the outstanding principal amount of Priority Debt does not at any time exceed 15% of Consolidated Total Assets (determined as of the end of the most recently completed fiscal quarter); provided, further, that notwithstanding the foregoing, no Lien created pursuant to this Section 9.8(l) shall secure Indebtedness owing under any Principal Credit Facility.
10. NEGATIVE COVENANTS.
     The Company covenants that so long as any of the Notes are outstanding:
     10.1. Transactions with Affiliates.
     The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
     10.2. Merger, Consolidation, Etc.
     The Company will not consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that the Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:
     (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such successor or survivor, such corporation or limited liability company, (i) shall have executed and delivered, in form and substance reasonably satisfactory to the Required Holders, to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
     (b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.
     10.3. Line of Business.
     The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.
     10.4. Terrorism Sanctions Regulations.
     The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person which, under this clause (b) results in a violation of law by, or in any liability to, any holder of Notes, or which could reasonably be expected to have a Material Adverse Effect; provided that the Company will not be deemed in violation of clause (a) if, with respect to any Foreign Subsidiary so described or designated, the Company is diligently contesting in good faith such description or designation and such Foreign Subsidiary is no longer so described or designated within ninety (90) days of such description or designation, so long as such description or designation does not (x) result in a violation of law by, or in any liability to, any holder of Notes, or (y) have a Material Adverse Effect.
     10.5. Sale of Assets.
     Except as permitted by Section 10.2, the Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, in one or a series of transactions, to any Person, other than:
     (a) Dispositions of worthless or obsolete equipment in the ordinary course of business;
     (b) Dispositions of Inventory that is sold in the ordinary course of business;
     (c) Dispositions of assets between and among the Company and its Wholly-Owned Subsidiaries that are Domestic Subsidiaries, and Dispositions of assets between and among Wholly-Owned Subsidiaries of the Company that are Foreign Subsidiaries; and
     (d) Disposition of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

     (e) Dispositions of Accounts Receivable pursuant to a Receivables Purchase Facility;
     (f) Sales of Accounts Receivable by Foreign Subsidiaries which do not provide directly or indirectly for recourse for credit losses against the seller of such Accounts Receivable or against any of such seller’s Affiliates and which are done on customary market terms or on other terms satisfactory (x) to either administrative agent under either Bank Credit Agreement to the extent the applicable Bank Credit Agreement is in effect or (y) to the Required Holders; and
     (g) Dispositions not otherwise permitted by paragraphs (a) through (f) of this Section 10.5 provided that:
     (i) in the good faith opinion of the Company, the Disposition is in exchange for consideration having a fair market value at least equal to that of the property subject to such Disposition and is in the best interest of the Company or such Subsidiary;
     (ii) after giving effect to such transaction, no Default or Event of Default shall exist; and
     (iii) immediately after giving effect to the Disposition, the aggregate net book value of all assets that were the subject of any Disposition pursuant to this Section 10.5(g) occurring in the then current fiscal year would not exceed 15% of Consolidated Total Assets (determined as of the end of the most recently completed fiscal year).
     Notwithstanding the foregoing, the Company may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in paragraph (g)(iii) of the preceding sentence if, within 365 days of such Disposition, an amount equal to the net proceeds from such Disposition is:
     (A) reinvested in productive assets to be used in the existing business of the Company or a Subsidiary; or
     (B) the net proceeds from such Disposition are applied to a Debt Prepayment Application. Solely for the purposes of this clause (B), whether or not such offers are accepted by the holders, the entire principal amount of the Notes subject to a Debt Prepayment Application shall be deemed to have been prepaid so long as the aggregate amount of net proceeds from such Disposition which have been offered for prepayment to holders, and which offers have been rejected, shall have then been applied to reduce the principal amount of the Principal Credit Facilities, if and to the extent any such facilities exist at that time, or if no such facilities exist at that time, so long as the aggregate amount of such net proceeds from such Disposition have been offered for prepayment to the holders of Notes.

     10.6. Priority Debt.
     (a) The Company will not at any time permit the outstanding principal amount of Priority Debt to exceed 15% of Consolidated Total Assets (determined as of the end of the most recently completed fiscal quarter).
     (b) The Company will not at any time permit any Subsidiary to guaranty or otherwise become obligated in respect of any Indebtedness owing under any Principal Credit Facility unless contemporaneously such Subsidiary guaranties, or becomes similarly obligated in respect of, the Notes, in each case pursuant to documentation in form and substance consistent with the documentation creating such other guaranty or obligation and sufficient to create an equivalent guaranty or obligation for the benefit of the holders of the Notes.
     10.7. Leverage Ratio.
     The Company will not, as of the last day of any fiscal quarter of the Company, permit the Leverage Ratio to exceed 3.50 to 1.00.
     10.8. Interest Coverage Ratio.
     The Company will not, as of the last day of any fiscal quarter of the Company, permit the Interest Coverage Ratio to be less than 2.50 to 1.00.
11. EVENTS OF DEFAULT.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
     (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.8, Section 10 or any Incorporated Provision; or
     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
     (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in other currencies) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in other currencies) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in other currencies), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
     (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or
     (i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (or its equivalent in other currencies) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000 (or its equivalent in other currencies), (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
12. REMEDIES ON DEFAULT, ETC.
     12.1. Acceleration.
     (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, a majority of the holders of each Series of Notes may at any time at their option, by notice or notices to the Company, declare all of such Series of Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law) of such Series of Notes, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     12.2. Other Remedies.
     If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     12.3. Rescission.
     At any time after any Series of Notes have been declared due and payable pursuant to Section 12.1(b) or (c), a majority of holders of such Series of Notes, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on such Series of Notes, all principal of and Make-Whole Amount, if any, on such Series of Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of such Series of Notes, at the Default Rate for such Series, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to such Series of Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     12.4. No Waivers or Election of Remedies, Expenses, Etc.
     No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
     13.1. Registration of Notes.
     The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     13.2. Transfer and Exchange of Notes.
     Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of such Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note specified for the Notes of such Series and tranche, if any. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.2.
     13.3. Replacement of Notes.
     Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
14. PAYMENTS ON NOTES.
     14.1. Place of Payment.
     Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Chicago, Illinois at the office of Bank of America, N.A. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     14.2. Home Office Payment.
     So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15. EXPENSES, ETC.
     15.1. Transaction Expenses.
     Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
     15.2. Survival.
     The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.
     17.1. Requirements.
     This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
     17.2. Solicitation of Holders of Notes.
     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     17.3. Binding Effect, etc.
     Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     17.4. Notes Held by Company, etc.
     Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
18. NOTICES.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy (including electronic mail) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
     (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Heath A. Mitts, Vice President-Corporate Finance and Frank J. Notaro, Vice President-General Counsel and Secretary, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
19. REPRODUCTION OF DOCUMENTS.
     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20. CONFIDENTIAL INFORMATION.
     For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser requiring delivery of such information, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (B) in response to any subpoena or other legal process, (C) in connection with any litigation to which such Purchaser is a party or (D) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
21. SUBSTITUTION OF PURCHASER.
     Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
22. MISCELLANEOUS.
     22.1. Currency of Payment; Indemnification.
     Any payment made by the Company to any holder of the 2010 Notes or for the account of any such holder in respect of any amount payable by the Company shall be made in Euros (other than the payment of a Make-Whole Amount with respect to any Swapped Note or any Net Loss pursuant to Section 8.7 hereof, each of which shall be payable in U.S. Dollars). Other than as described in the preceding sentence, any amount received or recovered by such holder other than in Euros (whether as a result of, or of the enforcement of, a judgment or order of any court, or in the liquidation or dissolution of the Company or otherwise) in respect of any such sum expressed to be due hereunder or under the 2010 Notes shall constitute a discharge of the Company only to the extent of the amount of Euros which such holder is able, in accordance with normal banking procedures, to purchase with the amount so received or recovered in that other currency on the date of the receipt or recovery (or, if it is not practicable to make that purchase on such date, on the first date on which it is practicable to do so). If the amount of Euros so purchased is less than the amount of Euros expressed to be due hereunder or under the 2010 Notes, the Company shall indemnify such holder against any loss sustained by such holder as a result, and in any event, the Company shall indemnify such holder against the cost of making any such purchase. These indemnities shall constitute a separate and independent obligation from the other obligations herein and in the 2010 Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any such holder, shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any such sum due hereunder and under any 2010 Note and shall survive the payment of the 2010 Notes and the termination of this Agreement.

     22.2. Successors and Assigns.
     All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     22.3. Payments Due on Non-Business Days.
     Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     22.4. Accounting Terms.
     All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by FASB ASC 825-10-25 — Fair Value Option (formerly known as FASB 159) or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
     22.5. Severability.
     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     22.6. Construction, etc.
     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     22.7. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     22.8. Governing Law.
     This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     22.9. Jurisdiction and Process; Waiver of Jury Trial.
     (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.9(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (c) Nothing in this Section 22.9 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

     (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
[Remainder of page left intentionally blank. Next page is signature page.]

     If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours, IDEX CORPORATION
By:	/s/ Heath A. Mitts
	Name	Heath A. Mitts
	Title	Vice President-Corporate Finance

This Agreement is hereby
accepted and agreed to as
of the date thereof.
NEW YORK LIFE INSURANCE COMPANY

By:	/s/ A. Post Howland
	Name:	A. Post Howland
	Title:	Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:	New York Life Investment Management LLC,
Its Investment Manager

	By:	/s/ A. Post Howland
		Name:	A. Post Howland
		Title:	Director

[Signature Page to Note Purchase Agreement]

Schedule B
Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Accountants’ Certificate” is defined in Section 7.1(b).
     “Accounts Receivable” means presently existing and hereafter arising or acquired accounts receivable, general intangibles, choses in action and other forms of obligations and receivables relating in any way to Inventory or arising from the sale of Inventory or the rendering of services or howsoever otherwise arising, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Company or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations, (d) all interests of the Receivables Subsidiary under the documents evidencing a Receivables Purchase Facility and any permitted performance guaranty given in connection therewith, and (e) all records relating to any of the foregoing and all proceeds and products of any of the foregoing.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person or (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary.
     “Additional Notes” is defined in Section 1.2.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Anti-Terrorism Order” is defined in Section 5.16(b).
     “Attributable Indebtedness” means, without duplication, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Off Balance Sheet Obligation which is a lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Receivables Purchase Facility, the amount of Receivables Facility Attributed Indebtedness and (d) in respect of any other Off Balance Sheet Obligation, the amount of such Obligations which would reasonably be expected to be characterized as indebtedness upon the insolvency or bankruptcy of such Person.

Schedule B-1

     “Bank Credit Agreements” means (a) that certain Term Loan Credit Agreement dated as of April 18, 2008 by and among the Company, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, and (b) that certain Amended and Restated Credit Agreement dated as of December 21, 2006 by and among the Company, each Designated Borrower (as defined therein), each lender from time to time party thereto and Bank of America, N.A., as administrative agent, as amended by that certain Amendment No. 1, dated as of April 10, 2008, and as further amended by that certain Amendment No. 2, dated as of September 29, 2008.
     “Business Day” means (a) for the purposes only of Section 8.6 and any provision that requires a determination of the U.S. Dollar Equivalent of either GBP or Euros, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, London, England or Frankfurt, Germany are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Chicago, Illinois are required or authorized to be closed.
     “Calculation Statement” is defined in Section 8.7.
     “Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations.”
     “Capital Lease Obligations” means the principal component of all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).
     “Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d promulgated by the SEC under the Exchange Act) of 30% or more of the issued and outstanding shares of the Company’s capital stock having the right to vote for the election of directors of the Company under ordinary circumstances; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” has the meaning specified in the introductory paragraph hereto or any successor that becomes such in the manner prescribed in Section 10.2.
     “Confidential Information” is defined in Section 20.

Schedule B-2

     “Consolidated Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries, the sum, without duplication, of (a) all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (b) Attributable Indebtedness of the Company and its Subsidiaries in respect of Capital Leases, Off Balance Sheet Obligations and a Receivables Purchase Facility, and (c) all Guaranty Obligations with respect to indebtedness of the types specified in subsections (a) and (b) above of Persons other than the Company or any Subsidiary.
     “Consolidated Interest Expense” means, for any period, the sum, without duplication, of total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP plus the interest component of Off Balance Sheet Obligations. For purposes of determining compliance with Section 10.8, the calculation of Consolidated Interest Expense shall be done on a pro forma basis, to the extent of any Acquisition, such that (A) any Indebtedness incurred or assumed in connection with such Acquisition will be deemed to have been incurred or assumed at the beginning of the pro forma period, (B) such Indebtedness will be deemed to have been repaid from operating cash flow over the pro forma period at the intervals and in the amounts reasonably projected to be paid in respect of such Indebtedness over the 12-month period immediately following the Acquisition and (C) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition.
     “Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period for any Person, the aggregate of the net income (loss) of such Person for such period, determined in accordance with GAAP on a consolidated basis, provided that the net income (loss) of any other Person which is not a Subsidiary shall be included in the Consolidated Net Income of such Person only to the extent of the amount of cash dividends or distributions paid to such Person or to a consolidated Subsidiary of such Person. There shall be excluded from Consolidated Net Income (a) non-cash extraordinary losses as long as no reserve is required to be established in accordance with GAAP and (b) the excess (but not the deficit), if any, of (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock of a Subsidiary of such Person over (ii) any loss which is not excluded pursuant to subsection (a) above.
     “Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or

Schedule B-3

otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof provided, that if any Guaranty Obligation (i) is limited to an amount less than the obligations guaranteed or supported the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such guaranty is so limited or (ii) is limited to recourse against a particular asset or assets of such Person the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of the Contingent Obligation, (b) in the case of other Contingent Obligations other than in respect of Swap Contracts, be equal to the maximum reasonably anticipated liability in respect thereof, and (c) in the case of Contingent Obligations in respect of Swap Contracts, be equal to the Swap Termination Value.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Event” means (a) the execution by the Company or any of its Subsidiaries or Affiliates of the Company of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, (b) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or (c) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.
     “Debt Prepayment Application” means, with respect to any Disposition under Section 10.5(g) of any assets, the application by the Company or any Subsidiary, as the case may be, of

Schedule B-4

cash in an amount equal to the net proceeds with respect to such Disposition to pay Senior Indebtedness (other than Senior Indebtedness owing to the Company or any of its Subsidiaries or any Affiliate), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.9, in a principal amount which equals the Ratable Portion of such Note in respect of such Disposition.
     “Debt Prepayment Transfer” is defined in Section 8.9(a).
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” with respect to any Note, has the meaning given in such Note.
     “Disclosure Documents” is defined in Section 5.3.
     “Disposition” is defined in Section 10.5.
     “Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.
     “EBIT” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) Consolidated Net Income for such period, plus (b) all amounts treated as expenses for interest, plus (c) all accrued taxes, plus (d) the interest component with respect to Off Balance Sheet Obligations, in each case to the extent included in the determination of such Consolidated Net Income.
     “EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) EBIT, plus (b) all amounts treated as expenses for depreciation or the amortization of intangibles of any kind to the extent included in the determination of Consolidated Net Income, provided that, for the purposes of determining compliance with Sections 10.8 or 10.9, any calculation of EBITDA shall be done on a pro forma basis, to the extent of any Acquisition or Disposition during such period, as if such Acquisition or Disposition occurred on the first day of the relevant period such that, in the case of an Acquisition, all income and expense associated with the assets or entity acquired in connection with such Acquisition for the most recently ended four fiscal quarter period for which such income and expense amounts are available will be deemed to have been earned or incurred by the Company over the applicable period and, in the case of a Disposition, all income and expense associated with the assets or entity sold or transferred during such period will be deemed to have been eliminated over the applicable period.
     “Electronic Delivery” is defined in Section 7.1(a).
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the

Schedule B-5

protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “€” or “Euro” means the single currency of Participating Member States of the European Union.
     “Event of Default” is defined in Section 11.
     “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder, in each case, as amended from time to time.
     “Foreign Subsidiary” means any Subsidiary of the Company that is incorporated under the laws of a jurisdiction other than any State of the United States, the District of Columbia or any territory, commonwealth or possession of the United States and maintains the major portion of its assets outside the United States.
     “Form 10-K” is defined in Section 7.1(b).
     “Form 10-Q” is defined in Section 7.1(a).
     “FRB” means the Board of Governors of the Federal Reserve System of the United States, and any Governmental Authority succeeding to any of its principal functions.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “GBP” or “£” means lawful money of the United Kingdom.
     “Governmental Authority” means
(a)	the government of
(i)	the United States of America or any State or other political subdivision thereof, or

(ii)	any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

Schedule B-6

     “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
     “holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Incorporated Provision” is defined in Section 1.2(e).
     “Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations and Off Balance Sheet Obligations including all Receivables Facility Attributed Indebtedness; (g) all indebtedness referred to in subsections (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in subsections (a) through (g) above. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. In addition, the amount of any Indebtedness which is also a Guaranty Obligation shall be determined as provided in the definition of “Contingent Obligation”.
     “Identified Person” means a Person (a) who is designated as a “Specially Designated National” or “Blocked Person” on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury or designated in Section 1 of the Anti-Terrorism Order or (b) that is the government of any country, or that is located or organized in any country, or is a department, agency or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly,

Schedule B-7

the government of any country, that is the target of any of the several economic sanctions programs administered by the Office of Foreign Assets Control of the United States Department of the Treasury (31 C.F.R. Parts 500 through 598).
     “IEEPA” is defined in Section 5.16(a).
     “INHAM Exemption” is defined in Section 6.2(e).
     “Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
     “Intercompany Indebtedness” means Indebtedness owing by any Subsidiary to the Company and/or a Wholly-Owned Subsidiary.
     “Interest Coverage Ratio” means, as of any date of determination, the ratio of EBITDA for the period of the four prior fiscal quarters ending on or immediately prior to such date to Consolidated Interest Expense for such period.
     “Inventory” means, inclusively, all inventory as defined in the Uniform Commercial Code in effect in the State of New York from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by the Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in the Company’s or any of its Subsidiaries’ business.
     “Leverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries, the ratio of (a) Consolidated Indebtedness as of such date to (b) EBITDA for the period of the four fiscal quarters ending on or immediately prior to such date.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Make-Whole Amount” is defined in Section 8.6.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

Schedule B-8

     “Memorandum” is defined in Section 5.3.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “NAIC Annual Statement” is defined in Section 6.2(a).
     “Net Gain” is defined in Section 8.7.
     “Net Loss” is defined in Section 8.7.
     “Notes” is defined in Section 1.2.
     “Off Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), or (c) Attributable Indebtedness and other obligations in respect of a Receivables Purchase Facility. The interest component of Off Balance Sheet Obligations shall mean in the case of a lease, those monetary obligations which would, in accordance with GAAP, be treated as interest if such lease was a Capital Lease, and in all other cases shall be the amount which would be characterized as interest upon the insolvency or bankruptcy of such Person (assuming, for purposes of any Receivables Purchase Facility, that such sale does not constitute a true sale).
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “Participating Member State” means each state so described in any EMU Legislation.
     “Participating Subsidiary” means any Subsidiary of the Company that is a participant in any Receivables Purchase Facility.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Permitted Encumbrance” means:
     (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or remain payable without penalty or, if the non-payment thereof is permitted by Section 9.4 (provided that no notice of lien has been filed or recorded under the Code);
     (b) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other like liens, securing obligations incurred in the ordinary course of business which are

Schedule B-9

not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (c) Pledges or deposits in connection with or to secure workmen’s compensation, unemployment insurance, pensions or other employee benefits entered into in the ordinary course of business; and
     (d) Encumbrances consisting of covenants, zoning restrictions, rights, easements, liens, governmental environmental permitting and operation restrictions, operating restrictions under leases, or any other restrictions on the use of real property, none of which materially impairs the use of such property by the Company or its Subsidiaries in the operation of its business, and none of which is violated in any material respect by existing or proposed operations, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into and are maintained by such Person in the ordinary course of business and on a commercially reasonable basis for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Principal Credit Facility” means (a) the Bank Credit Agreements and (b) any other agreement or facility providing credit availability in excess of $100,000,000 (or its equivalent in other currencies) to the Company and its Subsidiaries, in each case in clauses (a) or (b) above, as such agreement or facility may be amended, restated, supplemented or otherwise modified from time to time and together with increases, refinancings and replacements thereof.
     “Priority Debt” means, as of any date, the sum (without duplication) of (a) Indebtedness of the Company or any of its Subsidiaries secured by Liens not permitted pursuant to the first paragraph of Section 9.8 and clauses (a) through (k) of such Section and (b) Indebtedness of

Schedule B-10

Subsidiaries (except Indebtedness held by the Company or a Wholly-Owned Subsidiary) not secured by such Liens.
     “Proposed Prepayment Date” is defined in Section 8.8(b).
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “PTE” is defined in Section 6.2(a).
     “Purchaser” is defined in the first paragraph of this Agreement.
     “QPAM Exemption” is defined in Section 6.2(d).
     “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Ratable Portion” means, in respect of any holder of any Note upon any Disposition under Section 10.5(g), an amount equal to the product of
     (a) the net proceeds arising from such Disposition being offered to be applied to the payment of Senior Indebtedness pursuant to Section 10.5(g)(iii)(B), multiplied by
     (b) a fraction, the numerator of which is the outstanding principal amount of such holder’s Note, and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness at the time of such Disposition, determined on a consolidated basis in accordance with GAAP.
     “Receivables Facility Attributed Indebtedness” at any time shall mean the aggregate net outstanding amount theretofore paid to the Receivables Subsidiary in respect of the Accounts Receivable sold or transferred by it in connection with a Receivables Purchase Facility (it being the intent of the parties that the amount of Receivables Facility Attributed Indebtedness at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under such Receivables Purchase Facility if the same were structured as a secured lending agreement rather than a purchase agreement).
     “Receivables Purchase Facility” means any receivables financing program providing for the sale or contribution of Accounts Receivable by the Company and its Participating Subsidiaries directly or indirectly to the Receivables Subsidiary in transactions purporting to be sales (and treated as sales for GAAP purposes), which Receivables Subsidiary shall finance the purchase of such Accounts Receivable by the sale, transfer, conveyance, lien or pledge of such Accounts Receivable to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case, on a basis that does not provide, directly or indirectly, for recourse against the seller of such Accounts Receivable (or against any of such seller’s Affiliates other than the Receivables Subsidiary) by way of a guaranty or any other support arrangement, with respect to the amount of such Accounts Receivable (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse

Schedule B-11

as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels.
     “Receivables Subsidiary” means IDEX Receivables Corporation and any other special purpose, bankruptcy remote Wholly-Owned Subsidiary of the Company which may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Accounts Receivable in connection with and pursuant to a Receivables Purchase Facility.
     “Recognized German Bund Market Makers” is defined in Section 8.6(a).
     “Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
     “Required Holders” means, at any time, (a) with respect to the 2010 Notes, the holders of a majority in principal amount of the 2010 Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) and (b) with respect to each Series of Additional Notes, the holders of a majority in principal amount of such Series of Additional Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
     “Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     “Senior Indebtedness” means the Notes and any Indebtedness of the Company or its Subsidiaries that by its terms is not in any manner subordinated in right of payment to any other unsecured Indebtedness of the Company or any Subsidiary.
     “Series” means any one or more of the series of Notes issued hereunder or pursuant to any Supplement.
     “Source” is defined in Section 6.2.
     “Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns

Schedule B-12

sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Supplement” is defined in Section 1.2.
     “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
     “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     “Swapped Note” is defined in Section 8.6.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a) the amount(s) determined as the mid-market mark-to market value(s) for such Swap Contracts, as determined by the Company based upon one or more readily available quotations provided by any recognized dealer in such Swap Contracts (other than the counterparty thereto).
     “2010 Notes” is defined in Section 1.1.
     “Transfer Prepayment Date” is defined in Section 8.9(a).
     “Transfer Prepayment Offer” is defined in Section 8.9(a).
     “$” or “U.S. Dollars” means lawful money of the United States of America in same day immediately available freely transferable funds, or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the date payment is due hereunder.

Schedule B-13

     “U.S. Dollar Equivalent” means the amount of U.S. Dollars which would be realized by converting Euros or GBP, as the case may be, into U.S. Dollars in the spot market at the selling rate as quoted by JPMorgan Chase Bank, N.A. in New York, New York, at approximately 10:00 a.m. (New York City, New York time) two Business Days prior to the date of determination of the outstanding principal amount on the Notes, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars with Euros or GBP, as the case may be, or if JPMorgan Chase Bank, N.A. is not then quoting such exchange rate, then as quoted in the Currency Trading section of the Wall Street Journal under “Exchange Rates” two Business Days prior to such date of determination.
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-14

Exhibit 1.1
Form of Series 2010 Senior Note
IDEX CORPORATION
2.58% Series 2010 Senior Note Due June 9, 2015

No. [___]	[Date]
€[______]	PPN: 45167R A@3
     For Value Received, the undersigned, IDEX CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                ] Euros (or so much thereof as shall not have been prepaid) on June 9, 2015, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 2.58% per annum from the date hereof, payable semiannually, on the 9th day of June and December in each year, commencing with the June or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 4.58% or (ii) 2.00% above the rate of interest publicly announced by The Royal Bank of Scotland plc from time to time in its principal office in London, England as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros at the principal office of Bank of America, N.A. in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of the Series 2010 Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Purchase Agreement, dated as of June 9, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving
Exhibit 1.1-1

payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours, IDEX CORPORATION
By
Name:
Title:

Exhibit 1.1-2

Exhibit 1.2
Form of Supplement

Exhibit 1.2

IDEX CORPORATION
[               ] SUPPLEMENT TO MASTER NOTE PURCHASE AGREEMENT
Dated as of [                    ], 20[___]
Re: [$][€][£][                    ] [___]% Series [ ] Senior Notes
due

IDEX Corporation
630 Dundee Road, Suite 400
Northbrook, Illinois 60062
[          ] SUPPLEMENT TO MASTER NOTE PURCHASE AGREEMENT
DATED AS OF JUNE 9, 2010
Dated as of [          ]
TO EACH OF THE PURCHASERS LISTED
IN THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
This [Number] Supplement to Master Note Purchase Agreement (the “[       ] Supplement” or “this Agreement”) is among IDEX Corporation, a Delaware corporation (the “Company”), and the institutional investor[s] named on the attached Schedule A (the “Purchaser[s]”).
Reference is hereby made to the Master Note Purchase Agreement dated as of June 9, 2010 (the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Note Purchase Agreement. Reference is further made to Section 1.2 of the Note Purchase Agreement, which provides that each series of Additional Notes will be issued pursuant to a Supplement.
The Company agrees with the Purchaser[s] as follows:
1. Authorization of the New Series of Additional Notes. The Company has authorized the issue and sale of [$][€][£][ ] aggregate principal amount of Notes to be designated as its [ ]% Series [ ] Senior Notes due [ ], [ ] (the “Series [ ] Notes”). The Series [ ] Notes, together with the 2010 Notes [and the Series [ ] Notes] heretofore issued pursuant to the Note Purchase Agreement and each series of Additional Notes that may from time to time hereafter be issued pursuant to the provisions of Section 1.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series [ ] Notes shall be substantially in the form set out in Exhibit 1 to this [ ] Supplement, with such changes therefrom, if any, as may be approved by the Purchaser[s] and the Company.
2. Sale and Purchase of Series [ ] Notes. Subject to the terms and conditions herein and in the Note Purchase Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the [ ] Supplemental Closing provided for in Section 3, Series [ ] Notes in the principal amount specified opposite such Purchaser’s name in the attached Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of the Purchasers are several and not joint obligations and each Purchaser shall have no liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3. Closing. The sale and purchase of the Series [ ] Notes to be purchased by the Purchasers shall occur at the offices of [ ] at 9:00 a.m., [ ] time, at a closing (the “[ ] Supplemental Closing”) on [ ], [ ] or on such other Business Day thereafter on or prior to [ ], [ ] as may be agreed upon by the Company and the Purchasers. At the [ ] Supplemental Closing, the Company will deliver to each Purchaser the Series [ ] Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Series [ ] Notes in denominations of at least [$][€][£]100,000 as such Purchaser may request) dated the date of the [ ] Supplemental Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [                    ] at [Name and Address of Bank], ABA No. [ ]. If at the [ ] Supplemental Closing the Company fails to tender such Series [ ] Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
4. Conditions to [ ] Supplemental Closing. Each Purchaser’s obligation to purchase and pay for the Series [ ] Notes to be sold to such Purchaser at the [ ] Supplemental Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the [ ] Supplemental Closing, of the following conditions:
     (a) [Representations and Warranties.
     Each of the representations and warranties of the Company set forth in Schedule 4 attached hereto shall be correct when made and as of the date of the [ ] Supplemental Closing.]
[Insert here additional conditions to [ ] Supplemental Closing]
5. [Insert here special provisions for Series [ ] Notes including prepayment provisions applicable to Series [ ] Notes (including make-whole amount, if any)]1.
     (a) [Required Prepayments] [Maturity].
     [As provided therein, the entire unpaid principal balance of the Series [ ] Notes shall be due and payable on the stated maturity date thereof.]
     [On [                    ], 20[___] and on each [                    ] thereafter to and including [                    ], 20[___] the Company will prepay $[                    ] principal amount (or such

[1]	Insert applicable definition of “Reinvestment Yield” based on the currency the Series [ ] Notes are denominated in.

lesser principal amount as shall then be outstanding) of the Series [ ] Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Series [ ] Notes pursuant to Section 8.2 of the Note Purchase Agreement, the principal amount of each required prepayment of the Series [ ] Notes becoming due under this Section [ ] on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series [ ] Notes is reduced as a result of such prepayment.]
6. Representations of the Purchasers. Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series [ ] Notes by such Purchaser.
7. Applicability of Note Purchase Agreement. Except for those terms and provisions set forth on Schedule 7 attached hereto the Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.
8. References. All references in the Note Purchase Agreement and all other instruments, documents and agreements relating thereto, or entered into in connection therewith, shall be deemed to refer to the Note Purchase Agreement, as supplemented by this [ ] Supplement.
9. Notices. All notices and communications provided to any Purchasers under this [ ] Supplement or the Note Purchase Agreement shall be in writing and sent in the manner specified in Section 18 of the Note Purchase Agreement to such Purchaser or its nominee (as applicable) at the address specified for such communications in Schedule A to this [ ] Supplement, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing.
10. Governing Law. This [ ] Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
11. Additional Provisions. [Here insert any additional provisions].
     (a) Currency of Payment; Indemnification.
     [Any payment made by the Company to any holder of the Series [ ] Notes or for the account of any such holder in respect of any amount payable by the Company shall be made in U.S. Dollars. Any amount received or recovered by such holder other than in U.S. Dollars (whether as a result of, or of the enforcement of, a judgment or order of any court, or in the liquidation or dissolution of the Company or otherwise) in respect of any such sum expressed to be due hereunder or under the Series [ ] Notes shall constitute a discharge of the Company only to the extent of the amount of U.S. Dollars which such holder is able, in accordance with normal banking procedures, to purchase with the amount so received or recovered in that other currency on the date of the receipt or recovery (or, if it is not practicable to make that purchase on such date, on the first date on which it is practicable to do so). If the amount of U.S. Dollars so purchased is less than the amount of U.S. Dollars expressed to be due hereunder or under the Series [ ] Notes, the Company shall indemnify such holder against any loss sustained by such holder as a result, and in any event, the Company shall indemnify such holder against the cost of making any such purchase. These indemnities shall constitute a separate and independent obligation from the other obligations herein and in the Series [ ] Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any such holder, shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any such sum due hereunder and under any Series [ ] Notes and shall survive the payment of the Series [ ] Notes and the termination of this Agreement.
     [Any payment made by the Company to any holder of the Series [ ] Notes or for the account of any such holder in respect of any amount payable by the Company shall be made in Euros. Any amount received or recovered by such holder other than in Euros (whether as a result of, or of the enforcement of, a judgment or order of any court, or in the liquidation or dissolution of the Company or otherwise) in respect of any such sum expressed to be due hereunder or under the Series [ ] Notes shall constitute a discharge of the Company only to the extent of the amount of Euros which such holder is able, in accordance with normal banking procedures, to purchase with the amount so received or recovered in that other currency on the date of the receipt or recovery (or, if it is not practicable to make that purchase on such date, on the first date on which it is practicable to do so). If the amount of Euros so purchased is less than the amount of Euros expressed to be due hereunder or under the Series [ ] Notes, the Company shall indemnify such holder against any loss sustained by such holder as a result, and in any event, the Company shall indemnify such holder against the cost of making any such purchase. These indemnities shall constitute a separate and independent obligation from the other obligations herein and in the Series [ ] Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any such holder, shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any such sum due hereunder and under any 2010 Note and shall survive the payment of the Series [ ] Notes and the termination of this Agreement.]
     [Any payment made by the Company to any holder of the Series [ ] Notes or for the account of any such holder in respect of any amount payable by the Company shall be made in GBP. Any amount received or recovered by such holder other than in GBP (whether as a result of, or of the enforcement of, a judgment or order of any court, or in the liquidation or dissolution of the Company or otherwise) in respect of any such sum expressed to be due hereunder or under the Series [ ] Notes shall constitute a discharge of the Company only to the extent of the amount of GBP which such holder is able, in accordance with normal banking procedures, to purchase with the amount so received or recovered in that other currency on the date of the receipt or recovery (or, if it is not practicable to make that purchase on such date, on the first date on which it is practicable to do so). If the amount of GBP so purchased is less than the amount of GBP expressed to be due hereunder or under the Series [ ] Notes, the Company shall indemnify such holder against any loss sustained by such holder as a result, and in any event, the Company shall indemnify such holder against the cost of making any such purchase.

These indemnities shall constitute a separate and independent obligation from the other obligations herein and in the Series [ ] Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any such holder, shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any such sum due hereunder and under any Series [ ] Note and shall survive the payment of the Series [ ] Notes and the termination of this Agreement.]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours, IDEX CORPORATION
By:
Name:
Title:

The foregoing is agreed to as of the date thereof.
     [ADD PURCHASER SIGNATURE BLOCKS]

[CONFIRMATION
     Each of the undersigned acknowledges receipt of the foregoing [ ] Supplement to Master Note Purchase Agreement dated as of [                    ], 2010 and confirms the continuing validity and enforceability against such undersigned of the Guaranty to which such undersigned is a party.]2
[ADD SIGNATURE BLOCKS FOR EACH GUARANTOR]

[2]	To the extent there are any guarantees provided in connection with the 2010 Notes, such guarantors should provide this confirmation in connection with the issuance of the Series [ ] Notes.

Schedule A
INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Principal Amount of Series [ ] Notes to be Purchased

Register Notes in name of.
(1) All scheduled payments of principal and interest by wire transfer of immediately available funds to:
with sufficient information to identify the source and application of such funds, including issuer, PPN#, interest rate, maturity and whether payment is of principal, premium, or interest
For all payments other than scheduled payments of principal and interest, the Company shall seek instructions from the holder, and in the absence of instructions to the contrary, will make such payments to the account and in the manner set forth above.
(2) All notices of payments and written confirmations of such wire transfers:
(3) Original notes delivered to:
(4) All other communications:
(5) Tax ID No.

Schedule 4 to Supplement
SUPPLEMENTAL REPRESENTATIONS
The Company represents and warrants to each Purchaser that, except as hereinafter set forth in this Schedule 4, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct in all material respects as of the date hereof with respect to the Series [ ] Notes with the same force and effect as if each reference to “2010 Notes” set forth therein was modified to refer to the “Series [ ] Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the [ ] Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement that are supplemented hereby:
[Add any additional Sections as appropriate at the time the Series [ ] Notes are issued and any exceptions to the representations and warranties]

Schedule 7 to Supplement

Schedule 4 to Supplement
FORM OF SERIES [ ] NOTE